Exhibit 99.1

Rain Therapeutics Reports First Quarter 2021 Financial Results and Highlights Recent Progress

Completed initial public offering (“IPO”) with net proceeds of $121.9 million

Key appointments to the leadership team, board of directors and scientific advisory board

Planned Phase 3 trial initiation in 2H 2021 for RAIN-32 in well-differentiated (“WD”)/de-differentiated (“DD”) liposarcoma

Planned initiation of an open-label MDM2-amplified tumor-agnostic Phase 2 basket trial for RAIN-32 in 2H 2021

NEWARK, Calif., May 25, 2021 (GLOBE NEWSWIRE) — Rain Therapeutics Inc. (“Rain”), a clinical-stage company developing precision oncology therapeutics, today reports financial results for the first quarter that ended March 31, 2021, along with an update on the company’s key developments, business operations and upcoming milestones.

“We are thrilled with the progress made so far this year, which included the successful completion of our IPO in April 2021,” said Avanish Vellanki, co-founder and chief executive officer of Rain. “The net proceeds from the IPO position Rain well to execute on our pipeline of precision oncology programs, led by RAIN-32, an oral MDM2 inhibitor. We also strengthened our leadership team and advisors with the appointments of Dr. Robert Doebele as president, Dr. Richard Bryce as chief medical officer, Stefani Wolff to the board of directors and Dr. Simon N. Powell to the scientific advisory board. We are confident these industry leaders will be invaluable as we continue to evaluate RAIN-32 in various clinical trials for a variety of MDM2-amplified oncology indications and advance the RAD52 research program towards the clinic. I am extremely proud of the achievements of our team over the past year despite the challenges that come with a global pandemic.”

Mr. Vellanki continued, “We are looking forward to the remainder of 2021, as we launch our Phase 3 trial evaluating RAIN-32 as a potential treatment for WD/DD liposarcoma, as well as in MDM2-amplified solid tumors in an open-label, tumor-agnostic Phase 2 basket trial. We also continue to expect the start of a third clinical study, in intimal sarcoma by early 2022.”

Key Developments and Operational Updates

•	Initial Public Offering

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Rain completed its IPO in April 2021 in which the company received net proceeds of $121.9 million, net of estimated offering costs from the sale of a total of 7,845,011 shares in the IPO, including shares sold pursuant to the exercise of the underwriters’ option to purchase additional shares. The shares began trading on The Nasdaq Global Select Market on April 23, 2021 under the ticker symbol “RAIN.”

•	Appointment of Robert Doebele, M.D., Ph.D. as President

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Rain announced the appointment of Rain co-founder Robert Doebele, M.D., Ph.D. as president effective on May 14, 2021. Dr. Doebele co-founded Rain with Mr. Vellanki in April 2017 and has served as executive vice president and chief scientific officer (“CSO”) since September 2020. As president, Dr. Doebele will play a critical role in shaping the company’s corporate strategy and operations and will continue to provide his precision oncology expertise to advance Rain’s clinical pipeline and lead the company’s research and development efforts as CSO.

•	Appointment of Richard Bryce, MBChB, as Executive Vice President and Chief Medical Officer

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Rain announced the appointment of Richard Bryce, MBChB, as executive vice president and chief medical officer on April 7, 2021. Dr. Bryce brings over 30 years of experience in oncology, clinical research and biopharmaceutical roles to the Rain team. He joined the company as it prepares to initiate multiple clinical studies for RAIN-32, an oral MDM2 inhibitor, including a Phase 3 clinical trial for patients with WD/DD liposarcoma.

•	Appointments of Stefani Wolff to the board of directors and Simon N. Powell, M.D., Ph.D. to the scientific advisory board

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Rain announced the appointments of Stefani Wolff to the board of directors and Simon N. Powell, M.D., Ph.D. to the scientific advisory board on April 13, 2021. Stefani Wolff brings extensive leadership across clinical development and into commercial launch preparation which will be indispensable as Rain continues to plan for the future of RAIN-32. In addition, Dr. Powell’s appointment to Rain’s scientific advisory board is significant given his role in discovering RAD52 as a synthetic lethal hit for critical homologous recombination deficiencies in cancer.

Anticipated Near-term Milestones

•	RAIN-32 WD/DD Liposarcoma

•	Phase 3 trial start expected to commence in 2H 2021

•	RAIN-32 MDM2 Basket Study

•	Phase 2 trial start expected to commence in 2H 2021

•	RAIN-32 Intimal Sarcoma

•	Phase 2 trial start expected to commence by early 2022

•	RAD52 Research Program HRD+ Tumors

•	Lead candidate selection expected in 2022

First Quarter Financial Results

For the first quarter ended March 31, 2021, Rain reported a net loss of $6.8 million, as compared to a net loss of $2.6 million for the first quarter of 2020. Net loss per share for the first quarter of 2021 was $1.93, as compared to a net loss per share of $0.82 for the first quarter of 2020.

Research and development (“R&D”) expenses were $5.3 million for the first quarter of 2021, as compared to $1.8 million for the first quarter of 2020. The increase in R&D expenses was primarily due to increases in third-party R&D costs for our lead product candidate, RAIN-32, as well as personnel costs. Non-cash stock-based compensation expense included in R&D expenses was approximately $0.1 million in each of the first quarters of 2021 and 2020.

General and administrative (“G&A”) expenses were $1.5 million for the first quarter of 2021, as compared to $0.7 million for the first quarter of 2020. The increase in G&A expenses of $0.8 million was primarily due to increases in various third-party general and administrative costs, as well as personnel costs. Non-cash stock-based compensation expense included in G&A expenses was approximately $0.1 million in each of the first quarters of 2021 and 2020.

Total non-cash stock-based compensation expense was approximately $0.2 million in each of the first quarters of 2021 and 2020.

As of March 31, 2021, Rain had $53.1 million in cash and cash equivalents which does not include the net proceeds from the IPO in April 2021 of $121.9 million.

As of May 20, 2021, Rain had 26.5 million shares of common stock outstanding which includes a total of 7,845,011 shares sold in Rain’s IPO in April 2021.

The Company expects the full year 2021 net cash used in operating and investing activities to be approximately $50.0 million to $60.0 million and a projected year end cash balance of approximately $137.0 million to $147.0 million in cash and cash equivalents.

About Rain Therapeutics Inc.

Rain Therapeutics Inc. is a clinical-stage precision oncology company developing therapies that target oncogenic drivers for which it is able to genetically select patients it believes will most likely benefit. This approach includes using a tumor-agnostic strategy to select patients based on their tumors’ underlying genetics rather than histology. Rain’s lead product candidate, RAIN-32 (milademetan, formerly known as DS-3032), is a small molecule, oral inhibitor of MDM2, which is oncogenic in numerous cancers. In addition to RAIN-32, Rain is also developing a preclinical program that is focused on inducing synthetic lethality in cancer cells by inhibiting RAD52.

Forward Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding, among other things, the results, conduct, progress and timing of Rain’s ongoing and planned studies for RAIN-32 (milademetan) and the development of a preclinical program focused on inducing synthetic lethality in cancer cells by inhibiting RAD52, the strength of Rain’s balance sheet and the adequacy of cash, cash equivalents and short-term investments on hand, and commercial readiness activities. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “plans,” “will”, “anticipates,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Rain’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks and uncertainties associated with Rain’s business in general, the impact of the COVID-19 pandemic, and the other risks described in Rain’s filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. Rain undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Media Contact:

Grace Fotiades

LifeSci Communications

+1.646.876.5026

gfotiades@lifescicomms.com

RAIN THERAPEUTICS INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2021	2020
	(unaudited)
Operating expenses:
Research and development	5,328	1,762
Selling, general and administrative	1,480	668

Total costs and expenses	6,808	2,430

Loss from operations	(6,808)	(2,430)
Other income (expense)
Interest income	8	20
Interest expense, related party	—	(31)
Change in fair value of convertible promissory notes, related party	—	(128)

Total other income (expense), net	8	(139)

Net loss	$(6,800)	$(2,569)

Net loss per share, basic and diluted	$(1.93)	$(0.82)

Weighted-average shares used in computing net loss per share, basic and diluted	3,530,975	3,139,695

SUMMARY BALANCE SHEET DATA

(in thousands)

	March 31, 2021	December 31, 2020 (1)
	(unaudited)
Cash, cash equivalents and short-term investments	$53,110	$58,863
Total assets	56,497	61,080
Stockholders’ deficit	(44,052)	(37,417)

(1)	Derived from audited financial statements